Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly Held Company

EXCERPT OF ITEM (2) OF THE MINUTES OF THE 185TH MEETING OF THE BOARD OF DIRECTORS HELD ON March 7, 2018

As Secratary of the Meeting of the Board of Directors, I hereby CERTIFY that item 2 "Rearangement of the organizational structure" of the Minutes of the 185th Meeting of the Board of Directors of Oi SA - In Judicial Reorganization held on March 7, 2018, at 10:00 a.m., at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo - Rio de Janeiro (RJ), reads as follows:

“Turning to item (2) of the Agenda, Mr. Eurico Teles gave the floor to Mr. Hélio Costa, who informed the Board of his request for his resignation as an Officer of the Company, without a specific designation, given the intimate difficulties related to the risk of ethical and moral conflict that he has been facing in order to reconcile the activities that he performs as an Officer and those related to his position as a Director, especially at this point in time for the Company. He therefore stated that he chose to only keep his position on the Board of Directors. The Board understood and accepted his resignation, thanking Mr. Hélio Costa for his services to Oi during his time as an Officer. Subsequently, Mr. Alexandre Sena presented a proposal for a new organizational structure for the Company, involving (i) confirming Mr. Carlos Augusto Brandão as the Chief Financial and Investor Relations Officer of the Company, the position which he currently occupies temporarily (…)  At the end of the meeting, the Board appointed, as of this date, Mr. Carlos Augusto Machado Pereira de Almeida Brandão, Brazilian, married, business administrator, holder of identification card No. 6832979, issued by SSP/MG, and CPF/MF No. 987.611.886-20, with a business address at Rua Humberto de Campos No. 425, 8th floor, Leblon, CEP 22430-190, Rio de Janeiro (RJ), to occupy the position of Chief Financial and Investor Relations Officer of the Company, in accordance with the terms of office and item 1 of the Minutes of the Board of Directors’ Meeting held on May 10, 2016. The Officer elected herein signed the respective Term of Investiture and Investiture and declared that he was not involved in any crime provided in law that would prevent him from exercising the position for which he was appointed.”

All members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha (Chairman of the Board of Directors), Ricardo Reisen de Pinho, Marcos Duarte Santos, Luís Palha da Silva, Hélio Calixto da Costa, Marcos Grodetzky, Marcos Bastos Rocha, Eleazar de Carvalho Filho and Pedro Zañartu Gubert Morais Leitão.

Rio de Janeiro, March 7, 2018.

Luciene Sherique Antaki

Secretary